                                                            EXHIBIT 8.2

               [ENGLISH, MCCAUGHAN & O'BRYAN, P.A. LETTERHEAD]

                                October 11, 1996


CS First Boston Corporation,                    ______________________,
as Representative of the                        as Placement Agent and
Several Underwriters(1)                         Purchaser
55 East 52nd Street
New York, NY  10055

         Re:     WORLD OMNI 1996-B
                 AUTOMOBILE LEASE SECURITIZATION TRUST

Ladies and Gentlemen:

         We are acting as special Florida tax counsel for World Omni Financial Corp., a Florida corporation ("WOFCO"), World Omni Lease Securitization L.P., a Delaware limited partnership ("WOLS LP" or the "Seller"), World Omni Lease Securitization, Inc., a Delaware corporation ("WOLSI"), Auto Lease Finance, Inc., a Delaware corporation ("ALFI"), Auto Lease Finance L.P., a Delaware limited partnership ("ALFI LP"), World Omni LT, an Alabama trust (the "Origination Trust"), and World Omni 1996-B Automobile Lease Securitization Trust (the "Securitization Trust" or the "Trust") (WOFCO, the Seller, WOLSI, ALFI, ALFI LP, the Origination Trust and the Securitization Trust are referred to collectively as the "Clients") in connection with certain matters of Florida law arising in connection with the proposed offering by the Seller of (a) $__________ principal amount of _____% Automobile Lease Asset Backed Certificates, Class A-1, $__________ principal amount of _____% Automobile Lease Asset Backed Certificates, Class A-2, and $___________ principal amount of ____% Automobile Lease Asset Backed Certificates, Class A-3 (collectively, the "Class A Certificates"), and (b) $_________ principal amount of _____% Automobile Lease Asset Backed Certificates, Class B (the "Class B Certificates", and together with the Class A Certificates, the "Investor Certificates"), to be issued pursuant to a Securitization Trust Agreement, dated as of October 1, 1996, (the "Securitization Trust Agreement") between the Seller and First Bank National Association, a national banking association (successor to Bank of America Illinois ("BA Illinois"), an Illinois banking corporation) ("First Bank"), as trustee (the "Trustee"). Simultaneously with the issuance



____________________

          (1) As used in this Opinion, "Underwriters" refers to CS First Boston Corporation and those entities listed on Schedule I to the Underwriting Agreement (as hereinafter defined).




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CS First Boston
October 11, 1996
Page 2

of the Investor Certificates, pursuant to the Securitization Trust Agreement, the Securitization Trust will issue a certificate representing the interest in the Securitization Trust not evidenced by the Investor Certificates (the "Seller Certificate" and, together with the Investor Certificates, the "Certificates"). This opinion (the "Opinion") is being delivered, with the consent of the Clients, to CS First Boston Corporation ("First Boston") in its capacity as representative of the Underwriters pursuant to Sections 6(d)(1)(c) and 6(d)(4) of the Underwriting Agreement dated October __, 1996 (the "Underwriting Agreement"), among the Seller, WOFCO and the Underwriters; ____________________, in its capacity as Placement Agent (in such capacity, the "Placement Agent") pursuant to Section 7(c) of the Private Placement Agency Agreement dated October ___, 1996 (the "Placement Agency Agreement") among the Seller, WOFCO and ________________ (in such capacity, the "Placement Agent"); and ___________________, as Purchaser (in such capacity, the "Purchaser") pursuant to Section 6(c) of the Purchase Agreement dated October ___, 1996 (the "Purchase Agreement") among the Seller, the Placement Agent and the Purchaser.

         This Opinion is solely for the benefit of and may be relied upon only by (a) CS First Boston Corporation, _______________ as Placement Agent and Purchaser, Brown & Wood LLP, as counsel to the Underwriters, and ________________ as counsel to the Placement Agent and Purchaser, in connection with the transactions contemplated by the Underwriting Agreement, the Placement Agency Agreement and the Purchase Agreement, (b) Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, in connection with the rating of the Investor Certificates, (c) First Bank as Trustee, and as trust agent for the Origination Trust (the "Trust Agent"), and (d) the parties set forth on Annex A hereto as lenders to ALFI LP (the Persons listed in (a), (b), (c) and
(d), collectively, the "Reliance Parties"). This Opinion may not be relied upon by, nor may copies be delivered to, any other Person or used for any other purpose without our prior written consent except as required by any bank regulatory agency.

         Capitalized terms for which meanings are provided in the Securitization Trust Agreement, the Underwriting Agreement, the Placement Agency Agreement, or the Purchase Agreement, unless otherwise defined herein, are used herein with such meanings. Captions used in this Opinion are for convenience only, and should not be regarded as having any independent meaning.

         We are members of the Bar of the State of Florida and do not express any opinion with respect to the applicability of the laws of any jurisdiction other than the State of Florida. We do not express any opinion with respect to the application or applicability of: (a) any other state or federal tax laws or regulations; or (b) pension and employee benefit laws and regulations, to the transactions contemplated by the Reviewed Documents (as hereinafter defined) (the "Transactions").





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CS First Boston
October 11, 1996
Page 3


                DOCUMENTS REVIEWED; INVESTIGATIONS; ASSUMPTIONS

         In connection with this Opinion, we have examined copies of the following documents (the "Reviewed Documents"):

         (a)     the Securitization Trust Agreement;

         (b) the Second Amended and Restated Servicing Agreement dated as of July 1, 1994 between VT Inc., as trustee of World Omni LT, WOFCO, and, for certain limited purposes, ALFI LP (the "Second Amended and Restated Servicing Agreement");

         (c) the Supplement 1996-B to Servicing Agreement dated as of October 1, 1996 among VT Inc., as trustee of World Omni LT, WOFCO and, for certain limited purposes only, First Bank and WOLSI as General Partner of World Omni Lease Securitization L.P. (the "Servicing Supplement B");

         (d) the Second Amended and Restated Trust Agreement dated as of July 1, 1994, as amended by Amendment No. 1 to Second
                 Amended and Restated Trust Agreement dated as of November 1, 1994, each among World Omni LT, ALFI LP, VT Inc., and, for certain limited purposes only, BA Illinois(2) (as so amended, the "Second Amended and Restated Trust Agreement");

         (e) the Supplement 1996-B to Trust Agreement dated as of October 1, 1996 between ALFI LP, VT Inc., as Trustee of World Omni
                 LT, and, for certain limited purposes only, First Bank and the Seller (the "Trust Supplement B");

         (f) the World Omni Lease Securitization L.P. Amended and Restated Limited Partnership Agreement dated as of July 1, 1994 between WOLSI, as General Partner, and WOFCO, as Limited Partner (the "WOLS LP Amended and Restated Limited Partnership Agreement");

         (g) the Auto Lease Finance L.P. Amended and Restated Limited Partnership Agreement dated as of July 1, 1994 between ALFI, as General Partner, and WOFCO, as Limited Partner (the "ALFI LP Amended and Restated Limited Partnership Agreement");




__________________________________

    (2) Please note that First Bank, although not a signatory to the Second Amended and Restated Trust Agreement, is the successor in interest to BA Illinois by virtue of its appointment as successor Trust Agent for the Origination Trust.



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CS First Boston
October 11, 1996
Page 4


         (h)     the SUBI Certificate Purchase and Sale Agreement dated as of
                 October 1, 1996 between ALFI LP and the Seller (the "SUBI
                 Certificate Purchase and Sale Agreement");

         (i) the Backup Security Agreement dated as of October 1, 1996 among WOFCO, ALFI LP, VT Inc., as trustee of World Omni LT,
                 WOLS LP and First Bank, as Trustee (the "Backup Security
                 Agreement");

         (j) the Second Amended and Restated Assignment Agreement dated as of July 1, 1994 between WOFCO and ALFI LP as amended by Amendment No. 1 dated as of October 1, 1995 (the "Second
                 Amended and Restated Assignment Agreement");

         (k)     the Intercreditor Agreement dated as of November 1, 1994 among
                 WOFCO, ALFI LP, the Seller, VT Inc., BA Illinois as Trustee,
                 BA Illinois as trustee for the World Omni 1994-A Automobile
                 Lease Securitization Trust (the "1994-A Securitization
                 Trust"), and BA Illinois as Trust Agent for the Origination
                 Trust and the parties listed on Appendix A attached thereto, together with all Accession Agreements supplementary thereto
                 (together, the "Intercreditor Agreement");(3)

         (l) the Accession Agreement to Intercreditor Agreement dated as of October 1, 1995 (the "1995-A Accession Agreement") executed by the Seller and First Bank as Trustee (the "1995-A
                 Securitization Trustee") of the World Omni 1995-A Automobile
                 Lease Securitization Trust (the "1995-A Securitization
                 Trust");

         (m) the Accession Agreement to Intercreditor Agreement dated as of May 1, 1996 (the "1996-A Accession Agreement") executed by the
                 Seller and First Bank as Trustee (the "1996-A Securitization
                 Trustee") of the World Omni 1996-A Automobile Lease
                 Securitization Trust (the "1996-A Securitization Trust");

         (n) the Accession Agreement to Intercreditor Agreement dated as of October 1, 1996 (the "Accession Agreement"), executed by the
                 Seller and Trustee;

         (o)     the Support Agreement dated as of October 1, 1995 by World
                 Omni Financial Corp. and World Omni Lease Securitization L.P.
                 (the "Support





__________________________________

    (3) Please note that First Bank, although not a signatory to the Intercreditor Agreement, is the successor in interest to BA Illinois by virtue of its appointment as: (a) successor Trustee for the Securitization Trust; (b) successor trustee for the 1994-A Securitization Trust; and (c) successor Trust Agent for the Origination Trust.




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CS First Boston
October 11, 1996
Page 5

                 Agreement"), as amended by Amendment No. 1 dated as of May 1, 1996, as amended by Amendment No. 2 dated as of October 1, 1996;

         (p)     the Underwriting Agreement;

         (q)     the Placement Agency Agreement;

         (r) the Private Placement Memorandum for the Class B Certificates dated __________, 1996;

         (s) the Purchase Agreement dated _________, 1996 (the "Purchase Agreement") among the Seller, WOFCO and the Purchaser; and

         (t) the registration statement on Form S-1 (No. 333-11449) filed by the Seller with the Securities and Exchange Commission (the "Commission") on September 5, 1996 pursuant to the Securities Act of 1933, as amended (the "Act"), as amended by Amendment No. 1 thereto filed with the Commission on ________, 1996, (the registration statement in the amended form in which it became effective on ________, 1996 and the related prospectus contained therein, the "Registration Statement" and the "Prospectus").

         In addition to the Reviewed Documents, we have reviewed originals or copies certified or authenticated to our satisfaction of all such corporate records, agreements, instruments and documents of the Clients, certificates of public officials, any certificates provided to us by the officers of any of the Clients and other certificates and opinions, and have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the capacity of natural persons, the genuineness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals from which any such copies were made, none of which assumptions have we independently confirmed. We have also relied, without further independent investigation, as to certain matters of fact, on information obtained from public officials, from officers of the Clients and from other sources believed by us to be responsible.

         We have assumed without further investigation that all officer's certificates (which expressly permit our reliance on such certificates) and other information and documentation provided to us by any of the Clients are true, complete and not misleading and that all statements and assumptions of fact set forth therein and herein are and will remain true and valid. Each assumption specifically described in this Opinion is made with the express consent and approval of the Reliance Parties. However, with respect to the assumptions we have made and as to our reliance upon such matters of fact and information, to our knowledge, there is no information that conflicts with such assumptions or that would make such reliance unwarranted.

CS First Boston
October 11, 1996
Page 6

         This Opinion is given as of the date hereof, and we expressly disclaim any obligation to update this Opinion or to give notice to any Reliance Party or any third party of any future changes in facts or law, including changes that might affect the opinions set forth herein.


                                    OPINIONS

         Based on the foregoing, it is our opinion (4) that:

         1.      THE INVESTOR CERTIFICATES AS DEBT; CLASSIFICATION AS A
                 PARTNERSHIP

                 (a) Based upon the assumptions, authorities and reasoning set forth below, upon their issuance in accordance with the Reviewed Documents the Class A Certificates will represent debt (i.e., will be treated as indebtedness) and the Class B Certificates should represent debt (i.e., should be treated as indebtedness) under Florida law.

                          Florida law references standard, accepted definitions
and sources in defining the term "debt." For example, in Holman et al. v. Hollis, 94 Fla. 614 (1927), the court stated that the accepted definition of "debt" is: "That which is due from one person to another, whether money, goods, or services; that which one person is bound to pay to another; a thing owed." Similarly, in Turner v. Gruver, 168 So.2d 192 (Fla. 3rd DCA 1964), after citing Holman with approval, the court cited Black's Law Dictionary for the proposition that a debt is: "... an obligation to pay a sum certain; or a sum which may be ascertained by simple mathematical calculation from known facts; regardless of whether the liability arises by contract or by operation of law." See, also, Waters' Dictionary of Florida Law. The Investor Certificates will represent debt under all such definitions and, accordingly, the Investor Certificates will represent debt under Florida law generally.

                          Brown & Wood LLP, special tax counsel to the Clients,
has opined and, with the consent of the Reliance Parties, we have assumed, that the Class A Certificates will represent debt, rather than equity, and that the Class B Certificates should represent debt, rather than equity, for federal income tax purposes, and we know of no reason why we should not so assume. Accordingly, because Florida income tax law utilizes federal definitions and concepts, the Class A Certificates will represent debt, rather than equity, and the Class B Certificates should represent debt, rather than equity, for Florida income tax purposes. Moreover, because the factors utilized in distinguishing debt


__________________________________

    (4) In rendering this opinion as of the date hereof, we are assuming that the Transactions will occur as set forth in the versions of the Reviewed Documents which have been delivered to us as of the date hereof and the facts and circumstances known to us concerning the Transactions and the parties thereto will be the same as of the date the Transactions occur as known by us to exist as of the date hereof.

CS First Boston
October 11, 1996
Page 7

from equity for federal income tax purposes are well developed and based upon standard, accepted criteria, the Class A Certificates will represent debt, rather than equity, and the Class B Certificates should represent debt, rather than equity, for purposes of Florida law generally.

                          In addition to generally defining the term "debt",
Florida law also uses it in several specific contexts, none of which is inconsistent with finding that the Investor Certificates represent debt for purposes of Florida law. For example, it is clear that the Investor Certificates will represent debt for purposes of the Florida Statutes governing attachment and garnishment. Similarly, it is clear that the Investor Certificates will represent debt for purposes of the Florida Statutes governing fraudulent conveyances.

                          A debt is distinguished from an advancement, in that
a debt is founded on a valuable consideration, entails the obligation of repayment, and confers on the creditor the right to enforce it in the courts. See 17 Fla. Jur. 2d, Decedents' Property, Section 92, citing 3 Am. Jur. 2d, Advancements, Section 2. It is clear that the Investor Certificates will be based upon valuable consideration, compel repayment and permit enforcement in a Florida court.

                          In distinguishing a debt from a trust, it has been
held that the matter depends upon the manifested intention of the parties, and that, if it is intended that the person receiving money shall have unrestricted use thereof, being liable to pay a similar amount with or without interest, a debt is created. Bankers Life & Casualty Co. v. Gaines Constr. Co., 199 So.2d 482 (Fla. 3rd DCA 1967). It is manifestly clear on the face of the Reviewed Documents that the Transactions contemplate the creation of a debtor-creditor relationship between the Issuer and the holders of the Investor Certificates.

                          In light of the foregoing, and because the Investor
Certificates will represent unconditional promises to pay sums certain plus interest on definitely ascertainable dates, it is our opinion that the Class A Certificates will represent debt (i.e., will be treated as indebtedness) and the Class B Certificates should represent debt (i.e., should be treated as indebtedness), for purposes of Florida law.

                 (b) Notwithstanding the opinions expressed above in this numbered paragraph 1, in the event that the Class B Certificates are not treated as debt for Florida tax purposes, then it is our opinion that (i) the Trust will not be classified as an association taxable as a corporation for Florida income tax purposes, (ii) the Trust will instead either be disregarded as an entity or classified as a partnership between the Seller and the holder or holders of Class B Certificates, and (iii) if the Trust is characterized as a partnership formed between the Seller and the holder or holders of the Class B Certificates, the portion of the amounts paid to each such Class B Certificate holder corresponding to interest paid on the Class B Certificates will be classified as a "guaranteed payment" for the use of capital within the meaning of Code Section 707(c), and all remaining taxable income or





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CS First Boston
October 11, 1996
Page 8

loss of such partnership and any separately allocated items thereof will be allocated solely to the Seller. As partners of a partnership, corporate holders of Class B Certificates may be subject to Florida income tax, currently at a 5.5% rate, on their share of all or a portion of the Trust's taxable income to the extent that such income is apportioned to Florida under Florida law.

         2.      FLORIDA LOAN RULE

         Although the matter is not free from doubt, and assuming that the Investor Certificates are deemed to be debt pursuant to numbered paragraph 1 herein, if the matter were properly presented to a Florida court having jurisdiction, and assuming interpretation of relevant law on a basis consistent with existing authority, such Florida court would hold that Florida Administrative Code Section 12C-1.011(1)(s) (the "Loan Rule") will not be applied so as to subject the holder of an Investor Certificate with absolutely no other Florida contacts(5) to Florida income or franchise taxation solely as a result of an investment in an Investor Certificate.

         The Loan Rule provides that a financial organization is subject to Florida income or franchise taxation if it earns or receives interest from loans secured by real or tangible property located in Florida, even if it has no other Florida contacts. Section 220.15(6), F.S., defines the term "financial organization" to include any bank, trust company, savings bank, industrial bank, land bank, safe deposit company, private banker, savings and loan association, credit union, cooperative bank, small loan company, sales finance company and investment company.

         A threshold issue is the meaning of the term "loans" under the Loan Rule. In this regard, some guidance is provided in TAA 90(M)-005 (December 12, 1990).(6) At issue there was a Massachusetts investment company, which was to invest in a portfolio of tax-exempt municipal securities of Florida issuers, including the State, counties, municipalities and political subdivisions, agencies and instrumentalities of the State of Florida. It was found that, under the scenario described, the company would not be subject to Florida income taxation. It also was noted that, should the company obtain any loans secured by real or tangible property located in Florida, it would become subject to Florida income tax.



__________________________________

    (5) Other Florida contacts, which might require a different opinion than the one given herein, might include the purchase of any other asset backed security from a Florida issuer, or the making of any secured loan in Florida, or other minimal contacts, such as sending into Florida any employee, agent or contractor, or having any affiliate in Florida. No opinion is given herein as to such circumstances.

    (6) A Technical Assistance Advisement or TAA is a particular response by the Florida Department of Revenue to an inquiry made by a particular taxpayer, and generally may not be relied upon by any other taxpayer. However, the reasoning of a particular TAA may be instructive.

CS First Boston
October 11, 1996
Page 9


         The class of securities described in the TAA includes some which might be secured by real or tangible property located in Florida, such as industrial development bonds. Thus, the TAA suggests a distinction between bonds or other debt securities, particularly those which are publicly offered, which might not be subject to the Loan Rule, and loans arising out of more traditional commercial settings, which might be subject to the Loan Rule.

         Such a distinction was further suggested by TAA 93(M)-003 (April 2, 1993). At issue there was a Massachusetts Business Trust, which included a fund invested in tax-exempt municipal securities of Florida issuers. The TAA noted that the Fund would become subject to Florida income taxation if the Fund held loans secured by mortgages, deeds of trust, or other liens upon real or tangible personal property located in Florida. However, the TAA then noted that: "Investment in Florida Bonds, including general obligation bonds ('GOs'), revenue bonds ('RBs'), and industrial revenue bonds ('IRBs') will not in itself subject the Fund to Florida income tax. While these bonds may be secured, the investment in these publicly traded bonds is to be distinguished from a private loan secured by a mortgage, deed of trust, or other lien upon real or tangible personal property located within Florida."

         A similar distinction, one between bonds and notes, has been made under Rev. Rul. 79-251. 1979-2 Cum. Bull. 271. The Ruling considered a taxpayer, which purchased mortgage-backed, pass-through trust certificates, and would have been subject to tax if it were deemed to be receiving interest from mortgage notes. However, the Ruling determined that, in part because the certificates were freely transferrable, the certificates were bonds rather than notes, and the taxpayer was not subject to federal income tax, because it was receiving interest on a bond rather than interest on the underlying mortgage notes.(7)

         A similar distinction has been made under the federal and Florida securities laws. Although the applicable statutes treat notes as securities, applicable case law has created a distinction between securities and certain notes arising in traditional commercial settings. See Reves v. Ernst & Young, 110 S.Ct. 945 (1990); Chemical Bank v. Arthur Andersen & Co., 726 F.2d 930 at 939 (CA2 1984); Hunssinger v. Rockford Business Credits, Inc., 745 F.2d 484, 488 (CA7 1984); Exchange Nat'l Bank of Chicago v. Touche Ross & Co., 544 F.2d 1126, 1137 (CA2 1976); Juanita McClure v. First National Bank of Lubbock, Texas,





__________________________________

    (7) Also of note is the fact that the Ruling dealt with a pass-through, "grantor" trust. Although each beneficiary of a grantor trust generally is "treated as the owner" of a portion of the trust, the Ruling did not extend the legal "fiction" so as to treat the taxpayer as the owner of and the recipient of interest on any of the underlying mortgages (the trust assets). Similarly, although the Securitization Trust generally is being disregarded and treated as a mere security device, it might not have to be entirely disregarded, and the Certificate Holders might not have to be treated as secured by tangible property. Rather, they might be treated as secured by intangible property, that is, by a pledge of the beneficial interest owned by the Securitization Trust. See 1959 Op. Atty. Gen. 059-229 (Nov. 16, 1959). The Loan Rule does not apply to loans secured by intangible property.

CS First Boston
October 11, 1996
Page 10

497 F.2d 490, 492-494 (1974); and State v. Fried, 357 So.2d 211 (1978).  In our
opinion the Investor Certificates would be treated as securities rather than mere notes under the federal and Florida securities laws.

         Although the TAA and the Loan Rule might be interpreted differently, the most rational and compelling interpretation is that which differentiates between bonds or other debt securities, particularly those which are publicly offered, which might not be subject to the Loan Rule, and loans arising in more traditional commercial settings, which might be subject to the Loan Rule. Moreover, such a distinction might provide a basis for preserving the Loan Rule from invalidation on constitutional grounds.

         The Loan Rule is subject to constitutional attack both under the Due Process Clause of the Fourteenth Amendment to the U.S. Constitution and under the Commerce Clause (Article I, sec. 8, cl. 3 of the U.S. Constitution). Both the Due Process and the Commerce Clauses require that there be some connection or "nexus" between a state and a person sought to be taxed by the state, and both of those nexus requirements were recently reviewed by the U.S. Supreme Court in Quill Corporation v. North Dakota, 112 S.Ct. 1904 (1992).

         The nexus requirement under the Due Process Clause is the more easily met of the two nexus requirements. Generally, it will be met if a person purposefully directs its activities towards the residents of a state, so as to establish some definite link or minimum connection with the state, such that the person has fair warning that it may be subject to the jurisdiction of the state and such that requiring the person to defend a suit in the state would be reasonable and would not offend traditional notions of fair play and substantial justice. See Quill, at pages 1909 through 1911, and the cases therein cited.

         It seems questionable to suggest that a single purchase of a single security in a nationally marketed public offering (or in a private offering derivative to such nationally distributed public offering) constitutes purposeful direction of one's activities toward Florida residents, or otherwise establishes a definite link or minimal connection with the State of Florida, so as to give one fair warning and cause it to be reasonable and inoffensive to require one to defend a suit in the State of Florida.

         While the Due Process Clause focuses on concerns over fundamental fairness, the Commerce Clause is concerned with the effects of state regulation on the national economy. Accordingly, the nexus requirement under the Commerce Clause is different from and more stringent than the nexus requirement under the Due Process Clause. Under the Commerce Clause, there must, among other things, be a "substantial nexus" between the person and the state and a tax
must be "fairly related" to services provided by the state.   See Quill, at
pages 1911 et seq., and the cases there cited, including Complete Auto Transit, Inc. v. Brady, 430 U.S. 274 (1977).

CS First Boston
October 11, 1996
Page 11


        At issue in Quill was a North Dakota law which on its face imposed a use tax collection duty on every vendor who advertised in North Dakota three times in a single year. The Supreme Court stated that the North Dakota law illustrated well how a state tax might unduly burden interstate commerce. See Quill, at footnote 6, and accompanying test.

        The Loan Rule is subject to the same objections as the North Dakota law found to be unconstitutional in Quill. The Supreme Court found it unreasonably burdensome that the North Dakota law required only three contacts per year. On its face, the Loan Rule requires only one contact with Florida at any time. The Supreme Court found it unreasonably burdensome that the North Dakota law might subject a person to similar laws in multiple jurisdictions, thus leading to a plethora of filing requirements. The same is true of the Loan Rule. Moreover, it is also true that the Loan Rule presents the very real possibility of a person being subjected to multiple taxation. In addition, without diminishing the significance of the interests which the Supreme Court protected in Quill, we note that the free flow of credit and free access to sources of credit are of particular and vital importance to interstate commerce and the national economy. The Loan Rule might strangle that flow by making it more difficult, more expensive or, in some cases, perhaps even impossible to access national or regional credit markets through public offerings of securities.(8)

        The dubious constitutional status of the Loan Rule is exacerbated by its uncertain scope and its uncertain statutory underpinning.(9) For example, although it may be argued that the concept of "doing business" in Florida, for purposes of the Florida income and franchise tax, need not be entirely the same as the concept of "transacting business" in Florida, for purposes of the Florida intangible tax, it is nevertheless of note that Section 199.175(b)3, F.S., an intangible tax statute, provides that the "ownership of any interest in a participation or syndication loan or pool of loans, notes, or receivables shall not be sufficient to support a finding that the owner of such interest is transacting business" in Florida.

        Under the circumstances, a Florida court should determine that it is entitled to the benefit of a clear and reasonable statute, rather than a vague and questionable


__________________________________

   (8) The Loan Rule also might fail under the Commerce Clause by causing the tax to be "discriminatory" against interstate commerce because it is not "fairly apportioned." For example, on its face, the Loan Rule might cause all of the income from a loan to be apportioned to Florida, even if only a very small part of the security for the loan consists of Florida real or tangible property.

   (9) It is true that Section 220.15, F.S., includes somewhat similar provisions relating to financial organizations. However, it is an apportionment statute, which presupposes that the financial organizations are subject to tax. It does not address the nexus issue. It is interesting to note, however, that its provisions include some which are at least partially consistent with those of the intangible tax statute discussed in the text following this footnote.

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CS First Boston
October 11, 1996
Page 12

administrative pronouncement, and should refuse to enforce the Loan Rule pending some specific action on the part of the Florida legislature.

         Further, even if the Investor Certificates were deemed to be loans for purposes of the Loan Rule, and even if the Loan Rule were upheld on constitutional grounds, the Investor Certificates should not be taxable under the Loan Rule since they are not secured directly by real or tangible personal property located in Florida. The holders of the Investor Certificates merely have a beneficial interest in the assets of the Securitization Trust which in turn has a beneficial interest in the assets of the Origination Trust.
Although the corpus of the Origination Trust does contain vehicles, some of which are located in Florida, the Investor Certificates are not directly secured by those vehicles.

         Our opinions in this numbered paragraph 2 are limited to the possible subjugation of holders of Investor Certificates, which holders are financial organizations with no other Florida contacts, to Florida income or franchise taxation solely as a result of their investment in an Investor Certificate.
The opinions in this numbered paragraph 2 do not purport to deal with any other aspect of the Florida tax laws, do not address the tax consequences that would arise if the Class B Certificates were deemed not to be debt and the Trust were characterized as a Partnership formed between the Seller and the holder or holders of the Class B Certificates as is further described in numbered paragraph 1, do not address any tax consequences to any other natural or other person or persons, and do not address any federal tax consequences, any other state tax consequences or any local tax consequences.

         The opinions expressed herein are limited to the matters expressly set forth herein, and no opinion is to be inferred or implied beyond the matters so stated. Captions used in this Opinion are for convenience only, and should not be regarded as having any independent meaning. The foregoing Opinion is expressly subject to there being no material change in the law after the date hereof.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the headings "Legal Matters" and "Certain Income Tax Considerations - Florida Income Taxation" in the Prospectus constituting part of the Registration Statement.

                                     Very truly yours,

                                     ENGLISH, McCAUGHAN & O'BRYAN, P.A.



                                     By:      /s/ Lee W. Harvath, Jr.
                                              -------------------------------
                                              Lee W. Harvath, Jr., President

                                    ANNEX A

                                LIST OF LENDERS


RECEIVABLES CAPITAL CORPORATION, a Delaware corporation ("RCC");

CORPORATE ASSET FUNDING COMPANY, INC., a Delaware corporation ("CAFCO");

CIESCO L.P., a Delaware limited partnership ("CIESCO");

CITIBANK, N.A. ("Citibank");

DRESDNER BANK AG, NEW YORK BRANCH;

ENTERPRISE FUNDING CORPORATION, a Delaware corporation (EFC");

CREDIT SUISSE NEW YORK BRANCH, a branch of Credit Suisse, a Swiss banking corporation duly licensed under the laws of the State of New York, individually ("Credit Suisse");

ALPINE SECURITIZATION CORP., a Delaware corporation ("Alpine")

CREDIT SUISSE, as agent for Credit Suisse and Alpine;

BANK OF AMERICA ILLINOIS (f/k/a Continental Bank and Continental Bank N.A.) ("Bank of America Illinois"), as agent and administrative agent for RCC;

CITICORP NORTH AMERICA, INC., a Delaware corporation, as agent for CAFCO, CIESCO and Citibank;

NATIONSBANK N.A., a national banking association, as agent for EFC; and

BANK OF AMERICA ILLINOIS, as Collateral Agent

MARKET STREET FUNDING CORPORATION

PNC BANK, NATIONAL ASSOCIATION

BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION

BAYERISCHE VEREINSBANK AG